                                                                Exhibit 5(f)

                            Nuveen Investment Trust
                              Management Agreement

                                   Schedule A

     The Funds of the Trust currently subject to this Agreement and the effective date of each are as follows:

                       Fund                                       Effective Date
Nuveen Growth and Income Stock Fund                               July 29, 1996
Nuveen Balanced Stock and Bond Fund                               July 29, 1996
Nuveen Balanced Municipal and Stock Fund                          July 29, 1996
Nuveen European Value Fund                                        _____________



Amended:  May ___, 1998